Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Natus Medical Incorporated’s Registration Statement No. 333-133480 on Form S-3/Aof our report dated December 22, 2006, relating to the financial statements of Olympic Medical Corporation as of and for the year ended December 31, 2005, appearing in this Current Report on Form 8-K/A of Natus Medical Incorporated.

/s/ Deloitte and Touche LLP

San Francisco, CA

December 29, 2006